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Exhibit 21.1

Subsidiaries of Athlon Energy Inc.

Name of Subsidiary	State or other Jurisdiction of Incorporation or Organization
Athlon Holdings GP LLC	Delaware
Athlon Holdings LP	Delaware
Athlon Finance Corp.	Delaware

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  Exhibit 21.1
Subsidiaries of Athlon Energy Inc.